As filed with the Securities and Exchange Commission on August 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 10549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Commission File Number 001-32886

Continental Resources, Inc.

(Name of Issuer in its charter)

Oklahoma	73-0767549
(State or other jurisdiction of Primary Standard Industrial incorporation or organization)	(I.R.S. Employer Identification No.)

302 N. Independence

Enid, OK 73701

(580) 233-8955

(Address and telephone number of principal executive offices)

Amended and Restated Continental Resources, Inc.

2005 Long-Term Incentive Plan

and

Continental Resources, Inc. 2000 Stock Option Plan

(Full title of the plans)

Mark E. Monroe

President and Chief Operating Officer

302 N. Independence

Enid, OK 73701

(580) 233-8955

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Michael M. Stewart, Esq.

Crowe & Dunlevy, A Professional Corporation

20 N. Broadway

Oklahoma City, NY 73102

Telephone: (405) 235-7700

Facsimile: (405) 272-5238

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value, $.01 per share, to be issued pursuant to the Continental Resources, Inc. 2000 Stock Option Plan, as amended (2)	1,401,840	$20.7405	$ 29,074,857	$ 892.60
Common stock, par value, $.01 per share, to be issued pursuant to the Amended and Restated Continental Resources, Inc. 2005 Long-Term Incentive Plan (3)	5,470,234 (4)	$15.10 (1)	$ 82,600,533 (1)	$2,535.84
Total	6,872,074	N/A	$111,675,390	$3,428.44

(1)	Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. As to shares under the Amended and Restated Continental Resources, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”), the price is based upon the average of the high and low prices of the common stock of Registrant on August 7, 2007, as reported on the New York Stock Exchange. As to shares issuable pursuant to outstanding but unexercised options granted pursuant to the Continental Resources, Inc. 2000 Stock Option Plan, as amended (the “2000 Plan”), the price is computed on the basis of the weighted average exercise price of the options granted.
(2)	Number of shares subject to outstanding but unexercised options granted pursuant to the 2000 Plan, which was terminated as to grants of additional options on November 10, 2005.
(3)	Together with other awards that may be granted to participants under the 2005 Plan, which may consist of stock options, stock appreciation rights and restricted stock entitling the participant to acquire such number of shares of our common stock in accordance with terms to be established by the Compensation Committee of the Board of Directors of the 2005 Plan.
(4)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

EXPLANATORY NOTE

Continental Resources, Inc. (“Continental Resources”, “we,” “us” or “our”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 5,470,234 shares pursuant to our 2005 Plan and 1,401,840 shares pursuant to our 2000 Plan. The purpose of both the 2000 Plan and the 2005 Plan is to advance the interests of the Company and its shareholders by providing a means of attracting and retaining employees, corporate officers, directors, consultants and other key persons employed or retained by the Company and its subsidiaries and affiliates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 by the Company, are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof.

1.	Prospectus filed pursuant to Rule 424(b)(1) (file No. 333-132257), filed May 16, 2007.

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on June 19, 2007.

3.	Current Report on Form 8-K, filed on May 18, 2007.

4.	Current Report on Form 8-K, filed on May 22, 2007.

5.	Current Report on Form 8-K, filed on May 29, 2007.

6.	Current Report on Form 8-K, filed on July 11, 2007.

7.	Current Report on Form 8-K, filed on August 8, 2007.

8.	The description of the Company’s common stock contained in the Registration Statement of the Company on Form 8-A filed May 19, 2006, as that description may be updated from time to time.

All documents filed by the Company with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

ARTICLE TEN of the Third Amended and Restated Certificate of Incorporation of the Company (“ARTICLE TEN”) provides that the Company will indemnify, to the fullest extent permitted by the laws of the State of Oklahoma as from time to time in effect, each director and officer of the Company, and may indemnify each employee and agent of the Company, and all other persons whom the Company is authorized to indemnify under the provisions of the Act (“Covered Person”).

The Company will indemnify Covered Persons in connection with a proceeding commenced or brought by that person only if the commencement or bringing of the proceeding was authorized by the Company’s Board of Directors. The Company will, to the fullest extent permitted by the Oklahoma General Corporation Act (“OGCA”), pay the expenses (including attorneys’ fees) of any Covered Person in defending a proceeding (other than a proceeding commenced or brought by the person without the specific authorization of the Company’s Board of Directors), provided that, to the extent required by the OGCA, advancement of expenses will only be made if such person provides an undertaking to repay all amounts advanced if it is determined that he is not entitled to indemnification.

Under the OGCA, other than in actions brought by or on behalf of the Company, indemnification would apply in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, where the indemnitee has served in any capacity at the request of the Company, if the proposed indemnitee acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or on behalf of the Company that are settled or in which the proposed indemnitee is found liable to the Company, indemnification is not permitted except in the case of a judicial finding that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The Company may purchase and maintain insurance to protect itself and any Covered Person against liability or expense asserted or incurred by such Covered Person in connection with any proceeding, whether or not the Company would have the power to indemnify such Covered Person against such liability or expense by law or under the indemnification provisions in the Company’s Amended and Restated Certificate of Incorporation.

The Company is authorized to enter into contracts with any Director or officer, or, as authorized by the Board of Directors, any other employee or agent of the Corporation in furtherance of the provisions of ARTICLE TEN and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in ARTICLE TEN. With respect to advancement of expenses, the OGCA provides that the Company may advance expenses upon the receipt of an undertaking as described above, on such terms and conditions as it deems appropriate.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the Exhibit Index accompanying this Registration Statement.

Item 9.	Undertakings.

(a)	We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) of above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Enid, Oklahoma on August 9, 2007.

Continental Resources, Inc.

By:	/s/ Mark E. Monroe
Mark E. Monroe, President and Chief Operating Officer

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Mark E. Monroe*		August 9, 2007
Harold G. Hamm	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark E. Monroe		August 9, 2007
Mark E. Monroe	President, Chief Operating Officer and Director

/s/ John D. Hart		August 9, 2007
John D. Hart	Vice-President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Mark E. Monroe *		August 9, 2007
Jack H. Stark	Senior Vice-President – Exploration and Director

/s/ Mark E. Monroe *		August 9, 2007
Robert J. Grant	Director

/s/ Mark E. Monroe *		August 9, 2007
George S. Littell	Director

/s/ Mark E. Monroe *		August 9, 2007
Lon McCain	Director

/s/ Mark E. Monroe *		August 9, 2007
H.R. Sanders, Jr.	Director

*By:	/s/ Mark E. Monroe
Mark E. Monroe, Attorney-in-Fact

INDEX TO EXHIBITS

5.1	*	Opinion of Crowe & Dunlevy, A Professional Corporation

23.1	*	Consent of Grant Thornton LLP.

23.2	*	Consent of Ryder Scott Company, L.P.

23.3		Consent of Crowe & Dunlevy, A Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1	*	Power of Attorney

*	Filed herewith